Exhibit 4.33

Execution Version

Beijing Nesound International Media Corp., Ltd.

AND

Shenzhen Xunlei Networking Technologies Co., Ltd.

Business and Assets Transfer Agreement

For

Shenzhen Xunlei Kankan Information Technologies Co., Ltd.

May of 2015

Business and Assets Transfer Agreement

This Business and Assets Transfer Agreement (“Agreement”) is duly made and entered into by and among the following Parties on May 14, 2015 in Shenzhen, PRC:

(1)	Shenzhen Xunlei Networking Technologies Co., Ltd. (“Transferor”), a limited liability company incorporated and existing under the PRC laws, with its registered address at 7&8/F, No.11 Building, Shenzhen Software Park, Keji Mid. 2nd Road, Nanshan District, Shenzhen, and its legal representative being ZOU Shenglong;

(2)	Beijing Nesound International Media Corp., Ltd. (“Nesound”), a company limited by shares incorporated and existing under the PRC laws, with its registered address at Room 601, 6/F, Hezhan Mansion, No.79 Banjing Road, Haidian District, Beijing, and its legal representative being LIU Wenwu; and

(3)	Shenzhen Xunlei Kankan Information Technologies Co., Ltd. (“Kankan”, and together with Nesound collectively referred to as the “Transferee”), a limited liability company incorporated and existing under the PRC laws, with its registered address at Room 701, No.11 Building, Shenzhen Software Park Phase II, Keji Mid. 2nd Road, Nanshan District, Shenzhen, and its legal representative being JIN Hui.

(The Transferor, Nesound and Kankan shall be hereinafter referred to collectively as the “Parties”, and individually as a “Party” while the other party as the “Other Party”.)

WHEREAS

A.	Kankan mainly engages in the Internet online video business, including the PC and mobile video play services, which specifically refers to the provision of video watching service to Internet users through its self-built website after obtaining the legal information network dissemination right and other relevant copyright of the video by means of self-production, procurement, exchange, introduction or otherwise (“Target Business”);

B.	On the Date of this Agreement, the Transferor holds all registered capital of 10 million Yuan of Kankan, and is the sole shareholder of Kankan, and part of the assets and personnel required for Kankan’s operation of the Target Business are under the name of the Transferor, and relevant Business Contracts are signed in the name of the Transferor or related parties of the Transferor with others;

C.	The Transferor, Nesound and Kankan have entered into an acquisition framework agreement on May 31, 2015 (“Acquisition Framework Agreement”), under which the Transferor will transfer its 100% equity in Kankan to Nesound, and will transfer the assets, personnel and contracts relating to the Target Business to Nesound or Kankan (“Transaction”), and the specific scope of transfer shall be subject to the provisions of this Agreement;

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D.	The Transferor, Nesound and Kankan have entered into an equity transfer agreement on May 31, 2015 (“Equity Transfer Agreement”, see Appendix V), under which the Transferor will transfer its 100% equity in Kankan to Nesound; and

E.	Unless otherwise agreed herein, in order to ensure that Kankan can continuously and independently operate the Target Business, the Transferor desires to sell and transfer to Kankan, and Kankan desires to accept the transfer from the Transferor, the Transferred Assets and Business Contracts and establish labor relationship with the Transferred Employees, in accordance with the terms and conditions of this Agreement.

Therefore, the Parties have agreed as follows with respect to the business and assets transfer matters concerning the Target Business:

Article 1          Definitions and Interpretation

1.1	Definitions

Unless otherwise defined herein, when used herein, the following terms shall have the following meanings:

Transaction	shall have the meaning ascribed thereto in the WHEREAS Clause C hereof.
Agreement	refers to this Business and Assets Transfer Agreement, including any other document (if any) supplementing, revising and replacing such Agreement.
Confidential Information

refers to the confidential and proprietary information on the business of the Disclosing Party obtained or received by the Receiving Party, including but not limited to the information on customers, copyright holders, advertisers, technologies, trade secrets, pricing, know-how, inventions, processes, documents, business opportunity, procedure and operation; information relating to the transaction under this Agreement and relevant documents, including but not limited to this Agreement; and other information which shall be deemed in good faith as confidential by its nature and/or under its disclosure circumstance.

Business Day	refers to any day other than Saturday, Sunday or statutory holidays in the PRC.

Fixed Assets	shall have the meaning ascribed thereto in Article 3.1 (1) hereof.

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Equity Transfer Agreement	shall have the meaning ascribed thereto in the WHEREAS Clause D hereof.
Transition Committee	shall have the meaning ascribed thereto in Article 11.1 hereof.
Related Parties	shall have the meaning ascribed thereto in the Accounting Standards for Enterprises No.36 — Disclosure of Related Parties (Cai Kuai [2006] No.3).

Closing Date	shall have the meaning ascribed thereto in Article 12.3 hereof.
Closing Conditions	shall have the meaning ascribed thereto in Article 12.1 hereof.
Closing Documents	shall have the meaning ascribed thereto in Article 12.1 (9) hereof.
Transaction Documents	collectively refers to this Agreement, the Equity Transfer Agreement, the Collaboration and Mutual Non-competition Agreement (see Appendix V hereto) and their respective appendices and schedules.
Receiving Party	refers to the Party that obtains the Confidential Information from any other Party.
Kankan	refers to Shenzhen Xunlei Kankan Information Technologies Co., Ltd. and its subordinate branches.
Target Business	shall have the meaning ascribed thereto in the WHEREAS Clause A hereof.
Target Business Files	shall have the meaning ascribed thereto in Article 8.1 hereof.
Disclosing Party	refers to the Party that discloses the Confidential Information to any other Party.
Person

refers to any natural person, company, enterprise or other economic organization, governmental authority or department, or any joint venture, association or partnership, trade union or representative body for employees (whether it is an independent legal person or not).

Business Contract	shall have the meaning ascribed thereto in Article 5.1 hereof.

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Date of this Agreement	refers to the date first written above, i.e. the effective date of this Agreement.
Purchase Price	shall have the meaning ascribed thereto in Article 2.3 hereof.
Acquisition Framework Agreement	shall have the meaning ascribed thereto in the WHEREAS Clause C hereof.
Transferee	shall have the meaning ascribed thereto in the recital hereof.
Parties	shall have the meaning ascribed thereto in the recital hereof.
Tax

refers to any form of tax, collection, duty, dues, levies or any withholding tax of any nature (including but not limited to the individual income tax, enterprise income tax, business tax, stamp tax or any relevant fine, punishment, surcharge or interest) that is imposed, collected or levied, or is receivable, by any tax authority of any applicable jurisdiction under Applicable Laws.

Other Party	shall have the meaning ascribed thereto in the recital hereof.
Date of Satisfaction of Conditions	shall have the meaning ascribed thereto in Article 12.2 (3) hereof.
Intangible Assets	shall have the meaning ascribed thereto in Article 3.1 (2) hereof.
Party	shall have the meaning ascribed thereto in the recital hereof.
Domain	refers to www.kankan.com.
Yuan	refers to Renminbi, the legal currency of the PRC.
Governmental Authority

refers to any government or its affiliated institutions, any department or agency of any government or its affiliated institutions, any legislation authority, court or arbitral tribunal, and any regulatory institution of any stock exchange, with jurisdiction.

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Intellectual Property Rights or IPR

refers to any patent, trademark, service mark, registered design, domain name, utility model, copyright, invention, confidential information, trade secret, proprietary production process and equipments, brand name, database right, trade name or any right similar to the aforesaid in any country and region, and the interests of any of the aforesaid (whether registered or not, and including the application for granting the aforesaid and the right to apply for any of the aforesaid in any place of the world).

Encumbrance	refers to any mortgage, lien, guarantee, pledge, security interest, preemptive right or other adverse claim or third party encumbrance.
Nesound	shall have the meaning ascribed thereto in the recital hereof.
PRC	refers to the People’s Republic of China, and shall, for the purpose of this Agreement, exclude Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.
PRC Accounting Rules	refers to the accounting rules generally accepted in the PRC on the Date of this Agreement.
Material Adverse Effect

refers to any effect, change or development that will individually or together with other effect, change or development (or may be reasonably expected to) cause any obvious adversity to (a) the overall business (especially the Target Business), assets, finance or other conditions, operation results or operation of Kankan, or (b) the ability of the Transferor and/or Kankan to complete the Transaction pursuant to the terms of the Transaction Documents (provided that in each case, it shall not include any such adverse effect, change or development that has been cured or remedied during the reasonable time limit).

Applicable Laws

with respect to any Person, refers to the public, valid and applicable ordinances, laws, administrative regulations, local regulations, rules, decisions, orders, judicial interpretation, judgment, verdicts, arbitration awards or other normative documents that are binding upon such Person or any property of such Person.

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Mobile Client

refers to the mobile products installed by Xunlei Kankan in the cell phones or PADs of users, divided into application and backend of two different operation systems, namely IOS and Android, and named “Xunlei Kankan”.

Desktop Client

refers to the PC client products installed by Xunlei Kankan in the PCs of users, divided into client application and backend of different copyrights, and respectively named “Xunlei Kankan HD TV” and “Kankan TV”.

Transferor	shall have the meaning ascribed thereto in the recital hereof.
Transferred Employees	shall have the meaning ascribed thereto in Article 4.1 hereof.
Transferred Assets	refer and only refer to the relevant Fixed Assets and Intangible Assets and all ownership, operation rights, IPRs and other rights and interests on such assets as listed in Appendix I (unless otherwise explicitly specified in this Agreement, free of any Encumbrance) legally held by the Transferor as necessary for carrying out the Target Business and to be transferred to Kankan by the Transferor pursuant to this Agreement.

1.2	Interpretation

In this Agreement, unless otherwise stated herein:

(1)	Unless the context otherwise requires, “Article” or “Appendix” refers to the article of or appendix to this Agreement. The WHEREAS Clause of this Agreement shall be an integral part of this Agreement.

(2)	The numbers and headings of articles are inserted for convenience only, and shall not affect the interpretation or construction of this Agreement.

(3)	Any reference to an “Article” without any indication immediately following to any particular part of such Article, shall be deemed to refer to all content of such Article instead of any item, paragraph or provision of such Article.

(4)	“Written/in writing” refers to the correspondence sent by letter, email or fax.

(5)	“Including” and similar words are not restrictive, and the term “without limitation” shall be deemed to immediately follow “including” when interpreting “including”.

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(6)	If the occurrence date of any event as provided in this Agreement is on a day other than a Business Day, such event shall be deemed to occur on the Business Day immediately following such date.

(7)	When used herein, “no less than” shall include the number per se.

Article 2          Sale and Purchase

2.1	Sale and Purchase

The Transferor hereby undertakes to transfer the Fixed Assets, Intangible Assets (the scope of which is set forth in Appendix I hereto), Business Contracts and other assets relating to the Target Business to Kankan, so that Kankan may carry out the Target Business as an independent going concern from the Closing Date. Meanwhile, the Transferor shall make reasonable efforts to procure the transfer of the labor relationship of the Transferred Employees to Kankan in accordance with the terms and conditions agreed herein.

The Transferor acknowledges that Nesound and Kankan rely on the representations, warranties and undertakings made by the Transferor in this Agreement and other Transaction Documents to enter into this Agreement.

Nesound acknowledges that the Transferor relies on the representations, warranties and undertakings made by Nesound in this Agreement and other Transaction Documents to enter into this Agreement.

2.2	Excluded Assets and Liabilities

Unless otherwise provided in the Transaction Documents, no provision of this Agreement shall transfer to Nesound and Kankan, or be interpreted as the Nesound’s or Kankan’s acceptance of, any assets, liabilities or obligations that are not explicitly accepted by Nesound or Kankan under this Agreement, including any assets, liabilities or obligations of the Transferor or any of its Related Parties incurred prior to the Closing Date, whether they are due or not at that time.

2.3	Purchase Price and Payment

The Parties agree that the consideration for the transaction under this Agreement shall be One Hundred and Twenty Million Yuan (RMB120,000,000) (“Purchase Price”), and the Purchase Price shall be paid in accordance with the provisions set forth below in this Agreement. The Transferor shall, legally provide invoice or receipt to the Transferee, within fifteen Business Days upon receipt of the Purchase Price.

(1)	First Installment of Price. The first installment of price shall be 26 million Yuan. The Parties unanimously agree that the earnest money of 26 million Yuan already paid by Nesound to the Transferor on April 8, 2015 pursuant to the Acquisition Framework Agreement shall be automatically turned into the said first installment of price on the Date of this Agreement.

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(2)	Second installment of price. The second installment of price shall be Sixty Eight Million Yuan (RMB68,000,000) (“Second Installment of Price”).The Parties unanimously agree that, subject to the terms and conditions agreed herein, within six months after the Transaction Documents have been legally executed and become effective or on the Closing Date (whichever earlier), the Transferee shall remit the Second Installment of Price into the payee’s account designated by the Transferor.

(3)	Final payment. The final payment amount shall be Twenty Six Million Yuan (RMB26,000,000). The Parties unanimously agree that, on the first anniversary date of the Closing Date, the Transferee shall remit the said final payment to the payee’s account designated by the Transferor.

Article 3          Transferred Assets

3.1	Scope

(1)	Servers, office facilities and supplies and other fixed assets in connection with the Target Business, as specifically specified in Part I of Appendix I (“Fixed Assets”).

(2)	Domain names, trademarks, copyrights, patents, know-how, backend systems, users and member accounts and relevant data (including but not limited to kankan.com, mobile client and desktop icon client), and other intangible assets (as specifically set forth in Part II of Appendix I) and audio-visual programs copyright database (as specifically set forth in Part III of Appendix I) in connection with the Target Business (collectively the “Intangible Assets”). For the avoidance of doubt, Intangible Assets shall not include the IPRs authorized and licensed by the Transferor to Kankan and Nesound for use, as explicitly specified in the Collaboration and Mutual Non-competition Agreement. The Parties acknowledge and agree that, due to the large quantity of the Transferred Assets, if upon execution of this Agreement, where the Transferor finds out any omission in the Transferred Assets recorded in relevant appendices to this Agreement which shall be transferred, the Parties agree that the Transferor shall make reasonable efforts to continue to transfer such assets to Kankan and it shall not be deemed as a breach of this Agreement by the Transferor.

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3.2	Transfer of Ownership

As to the Closing Date, unless otherwise agreed in this Agreement, the Transferor shall have completed the transfer or application for transfer of all ownerships and legal rights and interests of the Transferred Assets to Kankan and delivered all necessary and reasonably required documents, and taken all necessary and reasonably required actions for the transfer or application for transfer of all ownerships and/or other legal rights and interests of the Transferred Assets, in accordance with the provisions of this Clause:

(1)	As of the Closing Date, the Transferor has delivered all Fixed Assets and Intangible Assets that can be delivered directly (including but not limited to the website, mobile client, desktop icon client, know-how, backend system, users and member accounts and relevant data for the operation of the Target Business, etc. ) to Kankan at the reasonable time and place designated by Kankan in writing. Within six Business Days after the Transferor has delivered the assets to the Transferee in accordance with the list of assets set forth in the Appendix, if Nesound raises no objection, it shall be deemed that the Transferred Assets have been duly delivered. The Transferred Assets shall be deemed to have been duly delivered on the delivery date, and from the date of duly delivery, the ownership of the Transferred Assets shall be transferred to Kankan.

(2)	As of the Closing Date, the Transferor shall complete the formalities for application for and registration of the ownership change of the domains, trademarks, copyrights, patents and other Intangible Assets in accordance with the requirements of the Applicable Laws. On the date when the application materials for the transfer of such Intangible Assets are accepted by the relevant competent Governmental Authority (subject to the timely provision of acceptance notice) or on the date when the application materials for the transfer of such Intangible Assets are submitted to the relevant competent Governmental Authority (in the absence of the timely provision of acceptance notice, in which case, Nesound and Kankan may jointly designate a representative to accompany and witness the submission onsite), the Transferred Assets shall be deemed to have been officially delivered, and from the date of official delivery, the ownership of the Transferred Assets shall be transferred to Kankan.

(3)	Where any interest or right listed in the List of Transferred Assets in Appendix I hereto is owned by any party other than the Transferor, the Transferor shall make reasonable efforts to cause such third party to transfer all ownerships and legal rights and interests in the Transferred Assets to Kankan and/or Nesound, and deliver all required reasonable and necessary documents, and cooperate in taking all reasonable and necessary actions as required for the completion of the transfer of all ownerships and legal rights and interests of the Transferred Assets. The Parties agree that such transfer consideration shall have been included in the Purchase Price, and Nesound and/or Nesound shall not be required for paying any amount or fee to such third party, unless otherwise explicitly and specifically agreed in this Agreement and other Transaction Documents.

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3.3	Shared and Common Parts of Fixed Assets

For the shared and common parts of Fixed Assets as listed in Part I of Appendix I, the Transferor shall deliver the same to Kankan within and no later than six months after the Closing Date.

3.4	Reservation of Right

For all copyrighted content to be transferred, in order to guarantee the continuous operation of the Target Business and carrying out cooperation necessary to the Parties, Kankan and Nesound agree to grant to the Transferor the right to use such content in and on the current and future products and platforms of the Transferor after the Closing Date, and if there is any advertisement income from the play of such content on the products of Xunlei, the Parties shall carry out profits sharing upon negotiation with reference to the industry practices (and Kankan shall enjoy the majority of such income), provided that such authorized use must be within the scope of use determined in the business cooperation agreement signed by the Parties in advance, and the Transferor may not have any act of use beyond such scope.

3.5	Transitional Use

For the avoidance of doubt, subject to satisfaction of the terms and conditions of this Agreement, and prior to the transfer of the Transferred Assets to Kankan and/or Nesound pursuant to Article 3.2, the Transferor shall:

(1)	Continue in using and operating the Transferred Assets in the normal way only for the purpose of carrying out Target Business;

(2)	Continue in making payments to customers, business partners and suppliers in the normal business operation; and

(3)	On or before the Date of this Agreement, take custody and maintain the Transferred Assets to prevent any impairment in value.

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Article 4          Transferred Employees

4.1	Scope

The Parties unanimously confirm that on the Date of this Agreement, there are 307 employees relating to the Target Business in total, of which, the labor relationship of 237 employees is in the name of Kankan, and the labor relationship of the remaining 65 employees is in the name of the Transferor. Four employees are dispatched employees who are dispatched to Kankan. One employee is in the name of Qianzhao Technology (Shenzhen) Co., Ltd. Nesound and Kankan agree that Kankan will receive all employees relating to the Target Business (“Transferred Employees”) for salaries, benefits and treatment conditions no less favorable than those currently provided by the Transferor, including 70 Transferred Employees to be transferred (see Appendix II for the list). For such Transferred Employees, subject to Kankan’s provision of salaries, benefits and treatment conditions no less favorable than those currently provided by the Transferor (excluding the employee stock option provided by the overseas parent company of the Transferor), except for those currently have established labor relationship with Kankan, the Transferee agrees that it has obligations to procure Kankan to receive all core employees (see Part I of Appendix II for the list) and all remaining employees (see Part II of Appendix II for the list), and the Transferor shall make reasonable efforts to cooperate. Besides, the Transferor shall make reasonable efforts to procure that (1) Transferred Employees who have entered into labor contracts with Kankan which have expired prior to the Closing Date have renewed labor contracts to the satisfaction of the Transferee with Kankan; (2) Transferred Employees who have not established labor relationship with Kankan have entered into labor contracts and confidentiality agreements to the satisfaction of the Transferee with Kankan; and (3) the core employees have entered into the non-compete agreements with Kankan.

4.2	Arrangement of Transferred Employees

The Transferor shall make reasonable efforts to perform its obligations to all Transferred Employees prior to the Closing Date.

Kankan will assume relevant liabilities as the employer of the Transferred Employees from the date immediately following the Closing Date. For the avoidance of doubt, the Parties further agree and confirm that, from the date when the Transferred Employees enter into employee contracts with Kankan, such Transferred Employees have established labor relationship with Kankan, and the length of service of such Transferred Employees with the original employer may be all included in the calculation of length of service in Kankan on a continuous basis, and for this change and transfer of labor relationship, the Transferor (i.e. original employer) is not required to pay any compensation to the Transferred Employee, or make any compensation or indemnity to Kankan.

4.3	Necessary Assistance

The Transferor further undertakes to provide reasonable assistance to Nesound during the negotiation and agreement on the terms of labor contracts between Nesound and Kankan as one party and the Transferred Employees as the other party, provided that such assistance will not impede the normal operation of the Target Business.

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Article 5          Business Contract

5.1	Scope

The Transferor shall transfer the rights and obligations of the business contracts it has entered into in relation to the Target Business (“Business Contracts”, the specific scope of which is set forth in Appendix III and which are only limited to the contracts listed in Appendix III and any business contract relating to the Target Business that is newly entered into from the Date of this Agreement to the Closing Date, and any contract relating to the Target Business but not listed in Appendix III) as a whole to Kankan in accordance with the provisions of this Agreement. Appendix III shall set forth and list the Business Contracts which may be transferred without consent from the counterparty of such contracts and the Business Contracts which may only be transferred after obtaining the consent from the counterparty of such contracts. Prior to the Closing Date, the Transferor shall complete the transfer of all Business Contracts which can be transferred to Kankan prior to the Closing Date in accordance with the indications in Appendix III. After the Closing Date, for the Business Contracts which are not required to be transferred upon negotiation among the Parties or which fail to be transferred prior to the Closing Date, the Parties agree to deal with the same in accordance with Article 5.5 of this Agreement. The Parties acknowledge and agree that, due to the large quantity of Business Contracts, if upon execution of this Agreement, the Transferor finds out any omission of contracts that shall be recorded in the list in Appendix III of this Agreement and transferred, the Parties agree that the Transferor shall make reasonable efforts to continue in transferring such contracts to Kankan and it shall not be deemed as a breach of this Agreement by the Transferor.

5.2	Transfer of Business Contracts

The Parties unanimously agree and confirm that, as of the Closing Date, the Transferor shall have procured relevant parties to the Business Contracts to enter into Contract Transfer Agreement or other novation agreement as showed in Appendix IV with Kankan, and make best efforts to procure all Business Contracts to be transferred to Kankan in accordance with the transfer methods and principles agreed in Appendix III. The effective date of the transfer as a whole of the rights and obligations agreed in the Contract Transfer Agreement executed between the relevant parties to each Business Contract and Kankan shall be the date of transfer of rights and obligations of the Business Contracts (“Contract Transfer Date”). Prior to the Contract Transfer Date, the Transferor shall always perform and comply with the Business Contracts.

5.3	Allocation of Interests and Responsibilities of Business Contracts

Subject to Article 5.4 and Article 5.5 hereof, from the Contract Transfer Date, Kankan shall:

(1)	Be entitled to enjoy the interests of the Business Contracts; and

(2)	Assume, perform and complete all obligations and liabilities which shall be performed under the Business Contracts.

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5.4	Liabilities of the Transferor

Unless otherwise agreed herein, nothing herein shall:

(1)	Require Nesound and Kankan to perform any obligation which is due prior to the Contract Transfer Date or which should have been performed prior to the Closing Date;

(2)	Cause Nesound and Kankan to be liable for any loss arising out of any act, negligence, breach or omission of and under any Business Contract prior to the Closing Date, or any failure to obtain the recognition or consent from any third party for the execution of this Agreement, or any breach of the Business Contracts due to this Agreement or its closing; or

(3)	Cause Nesound and Kankan to assume any obligation due to or for any contract or service provided by the Transferor prior to the Closing Date.

For the avoidance of doubt, the proceeds and costs actually earned and required to be paid by Kankan prior to the Closing Date with respect to the Business Contracts shall be enjoyed and borne by the Transferor.

5.5	Business Contracts That Are Not Required to Transfer or That Fail to Be Transferred Prior to Closing Date

Where the interests or burden under any Business Contract cannot be effectively transferred to Kankan prior to the Closing Date due to any reason:

(1)	For the Business Contracts that fail to be transferred prior to the Closing Date, the Transferor shall make reasonable efforts to procure such Business Contracts to be novated or transferred after the Closing Date;

(2)	After the Closing Date and before the novation or transfer of the Business Contracts, the actual rights and obligations of all Business Contracts that are not transferred shall be finally enjoyed and borne by Kankan and/or Nesound, and the Transferor shall directly hold such Business Contracts for the benefits of Kankan. And if pursuant to the Business Contracts, subcontracting is allowed and legal, Kankan shall serve as the subcontractor of the Transferor to perform all obligations that should be performed by the Transferor after the Closing Date, and shall compensate the Transferor against all costs relating to the failure of Kankan and/or Nesound to perform any of the said obligations.

(3)	After the Closing Date and before the novation or transfer of the Business Contracts, the Transferor shall, within ten (10) Business Days upon its receipt of all or part of the commercial interests of the Business Contracts, transfer the same to Kankan, and upon consent of the Transferor, Kankan shall be entitled to audit the accounts, books and other materials of the Transferor prior to the Closing Date by itself or through the accounting firm it designated for the purpose of confirming all of the said commercial interests; and the Transferor shall provide reasonable cooperation and assistance for the said audit.

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(4)	For Business Contracts which are not transferred due to any reason, where Kankan has caused any claim or demand by any third party right holder due to occupation or use of the subject assets under such Business Contracts (including but not limited to the licensed Intangible Assets and the lease interests, etc.), if Kankan occupies and uses such subject assets in strict compliance with the provisions of such Business Contract, the Transferor shall solve the same at its own costs and compensate any possible loss of Kankan suffered thereby (if any); if Kankan occupies and uses such subject assets in breach of the provisions of such Business Contracts, the Transferor shall not be liable for any possible loss of Kankan suffered thereby and Kankan shall indemnify the Transferor against any possible loss caused thereby.

5.6	Delivery of Documents

Unless otherwise agreed herein, as of the Closing Date, the Transferor shall have provided to Kankan: (1) originals of the Business Contracts, and where the originals are unable to be provided, the Transferor shall have provided the copies, scanned copies, emails and other relevant legal proofs of such contracts, (2) the Contract Transfer Agreement, third party consents, notices or other documents proving the transfer or novation of the Business Contracts as corresponding to each Business Contract.

5.7	Legal Dispute and Litigation Matters

With respect to the legal disputes and litigation matters concerning Kankan, the Target Business, the Transferred Assets and the Business Contracts, the Parties hereby agree and confirm to deal with the same in accordance with the following principles:

(1)	For the infringement act or breach act committed by any third party against Kankan, the Target Business, the Transferred Assets and the Business Contracts prior to the Closing Date, which causes any loss to Kankan or the Transferor or its Related Parties, only the Transferor may collect evidence and carry out right protection activities, bring relevant lawsuits and enjoy all relevant rights and obligations, and the Transferor may collect evidence prior to the Closing Date on a continuous basis, and shall continue in enjoying the rights and interests from such collection of evidence after the Closing Date. In this case, where any cooperation is required from Kankan or Nesound (e.g. borrowing the originals that prove the ownership, etc.), Kankan and Nesound shall provide assistance and cooperation.

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(2)	For any infringement act or breach act committed by any third party against Kankan, the Target Business, the Transferred Assets and the Business Contracts after the Closing Date, which causes any loss to Kankan, Kankan shall independently collect evidence and carry out right protection activities, bring relevant lawsuits and enjoy all relevant rights and obligations, and the Transferor shall provide necessary and reasonable cooperation.

(3)	As of the Date of this Agreement, please see Appendix VII for the known litigations in connection with Kankan, the Target Business, the Transferred Assets and the Business Contracts. The Parties unanimously agree that, the Transferor shall be liable for any known or potential contract or tort dispute or controversy in connection with Kankan and the Target Business due to reasons prior to the Closing Date (whether it is infringement act or breach act), and Kankan and/or Nesound shall be liable for any new sued case resulting from any infringement or breach act committed by Kankan and/or Nesound after the Closing Date. If, after the Closing Date, the Transferor shall be responsible for solving any dispute or case relating to Kankan and the Target Business prior to the Closing Date or due to reasons happened prior to the Closing Date, and indemnifying the loss of Kankan suffered thereby , ; in which case, without consent of the Transferor, Kankan and/or Nesound may not settle or reach any agreement with any third party without authorization, and the costs relating to litigation, including without limitation the attorney’s fee, shall be first agreed by the Transferor; where Kankan and/or Nesound breach any of the said provisions, the Transferor shall assume no liability to Kankan and/or Nesound.

(4)	Notwithstanding any contrary to the foregoing, if for the Accounts Receivable (defined as below) as may be enjoyed by the Transferee under Article 6.1 hereof after the Closing Date, the Transferor agrees that all proceeds it obtained through protection of rights or relevant dispute resolution shall belong to Kankan. On this basis, after the Closing Date and at the request of the Transferee from time to time, the Transferor also agrees to proactively cooperate in its own name with the demand and recovery for Accounts Receivable proposed by Kankan, including but not limited to issuing warning letter in its own name, entrusting lawyers to issue lawyer’s letter, bringing lawsuits or initiating arbitration against the debtors and providing evidence and materials, etc., so as to assist the Transferee in recovering the Accounts Receivable. With prior written confirmation of Kankan, the reasonable expenses and costs actually incurred by the Transferor for the purposes of demanding and recovering Accounts Receivable on behalf of Kankan, shall be borne by Kankan.

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Article 6          Handling of Accounts Receivable and Accounts Payable Prior to Closing

6.1	Handling of Accounts Receivable

Notwithstanding the foregoing, the Parties agree that, on the Closing Date, all cumulative accounts receivable incurred in the name of the Transferor arising out of the Target Business (including the net amount after deducting the bad debts provisions from the accounts payable incurred prior to the Contract Transfer Date on a cumulative basis under Article 5 (Business Contracts) hereof, collectively referred to as “Accounts Receivable”, which shall use the List of Payable and Receivable Contracts (see Appendix VIII hereto for specific information) corresponding with the Accounts Receivable, as the reconciliation basis ) shall be enjoyed and assumed by Kankan. For the avoidance of doubt, the Accounts Receivable for which bad debts provisions have been accrued shall be beyond the scope of transfer. The Parties agree that, prior to the Closing Date, March 31, 2015 shall be taken as the benchmark date to carry out reconciliation confirmation of any incurred but unpaid Accounts Receivable of the Transferor and its Related Parties on a cumulative basis with respect to the Target Business, and based thereupon, the aggregate Accounts Receivable as of the Closing Date and the corresponding contract lists and details shall be submitted to the Transferee within twelve (12) Business Days after the Closing Date, provided that the Accounts Receivable may not exceed One Hundred and Forty Five Million Yuan (RMB145,000,000). Kankan shall assume the obligation of actual demand and recovery. The Transferor shall assume the nominal collection obligation, and on the Closing Date, the balance after deducting the Accounts Receivable from the Accounts Payable (defined as below) shall be maintained at Ten million Yuan (RMB10,000,000), and if the balance after deducting the Accounts Receivable from the Accounts Payable exceeds Ten million Yuan, the Transferor shall release the Transferee from relevant discharge obligation for any difference in excess; and if the balance after deducting the Accounts Receivable from the Accounts Payable is less than Ten million Yuan, the Transferee will pay in full the difference in a lump sum to the Transferor within fifteen (15) days after the Closing Date. Within 12 months after the Closing Date, based on the Accounts Receivable and the contract details confirmed on the Closing Date, the Transferor shall submit to the Transferee the breakdown of the collected amounts as of the end of last month on the 12th day of each month. Given that the Accounts Payable is larger than the Accounts Receivable on the Closing Date, the relevant collected amounts after the Closing Date shall be first used to offset and pay the Accounts Payable, until the Accounts Payable on the Closing Date are paid in full.

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6.2	Handling of Accounts Payable

The Parties agree that, as of the Closing Date, all cumulative accounts payable (including the accounts payable cumulatively incurred prior to the Contract Transfer Date under Article 5 (Business Contracts) hereof, collectively referred to as “Accounts Payable”, which shall use the List of Payable and Receivable Contracts (see Appendix VIII hereto for specific information) corresponding with the Accounts Receivable, as the reconciliation basis (except for the part of the bandwidth)) incurred in the name of the Transferor relating to the Target Business (including but not limited to the purchase price of copyrights and bandwidth, advertisement rebate, shared profits of film, market promotion fee and personnel costs as well as other daily operation costs incurred in the name of the Related Parties, and the costs paid by the Transferor and its Related Parties on behalf of Kankan, etc.) shall be borne by Kankan and Kankan shall assume the relevant obligation for actual payment thereof (unless otherwise provided in Article 6.1 hereof). Within twelve (12) Business Days after the Closing Date, the Parties shall carry out reconciliation confirmation over the Accounts Payable of the Transferor and its Related Parties cumulatively incurred with respect to the Target Business on the Closing Date, and the specific amount of the Accounts Payable shall be subject to the breakdown of such reconciliation. The Transferor (or its Related Parties) shall assume the nominal payment obligation. Within 12 months after the Closing Date, pursuant to the breakdown of Accounts Payable confirmed on the Closing Date, the Transferor shall submit the list of Accounts Payable as of the end of the month and relevant payment basis to the Transferee on the 12th Business Day of each month. Kankan will, within 5 Business Days upon receipt of such notice, pay the amounts payable for the month to the Transferor, and the Transferor shall arrange payment within 5 Business Days upon receipt of such payment. In addition, Kankan may demand the direct deduction of the Accounts Payable that shall be payable to the Transferor under this Article, from the collected amount of the Accounts Receivable as enjoyed by Kankan and actually received by the Transferor in accordance with Article 6.1 hereof. For the Accounts Payable after deducting the collected amount of the Accounts Receivable from the Accounts Payable due in this month, the Transferee shall pay all amounts to the Transferor within 5 Business Days upon the provision of relevant lists. In case of any litigation or loss (including but not limited to loss of business, financial loss and claims, etc.) arising out of the Transferee’s failure to timely perform the said payment obligation, that liability shall be borne by the Transferee.

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6.3	Handling of Prepaid and Deferred Accounts

As to March 31, 2015, the breakdown of the prepaid and deferred accounts is set forth in Appendix IX: “List of Prepayments”. The Parties agree that such List is only for reference, and the specific list and breakdown shall be checked and reconciliated by the Parties on the Closing Date in accordance with the following principles, and the Transferee shall assume the prepaid and deferred fees in accordance with the following principles:

(1)	The Transferee only assumes the prepaid fees for the prepaid and exchanged copyrighted content that is not launched before the Closing Date and is launch after the Closing Date.

(2)	For other prepaid and deferred amounts, taking the Closing Date as the cutting point, the amount prepaid for the Target Business prior to the Closing Date shall be borne by the Transferor, and the corresponding prepaid and deferred accounts after the Closing Date shall be borne by the Transferee.

(3)	Within fifteen (15) Business Days after the Closing Date, the Parties shall carry out reconciliation confirmation over the prepaid accounts of the Transferor and its Related Parties relating to the Target Business that have cumulatively incurred on the Closing Date and are actually paid or otherwise paid consideration (e.g. the unlaunched part of the Transferor in the exchange transaction listed in Appendix IX), and the Transferee shall pay to the Transferor in a lump sum the prepaid accounts confirmed by the Transferee in accordance with the said principles within twenty (20) Business Days after the Closing Date.

Article 7          Leased Premises

7.1	Scope

For the leased premises currently used by Kankan in connection with the Target Business, please see Appendix X: List of Leased Premises of Kankan attached hereto for details (“Leased Premises”).

7.2	Transfer of Leased Premises

The Parties unanimously agree and confirm that the Leased Premises will be handled in accordance with the following principles:

(1)	For Leased Premises relating to No.4 and No.6 in Appendix X, the Transferor shall assist in communicating with the lessor of such Leased Premises, and change the signing entity of the lessee to such lease agreement into Kankan prior to the Closing Date, after which Kankan will continue in leasing such Premises as lessee.

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(2)	For Leased Premises relating to No.1 and No.9 in Appendix X, Kankan will continue using the same within two (2) months upon the Closing Date, and will jointly with the Transferee assume the rental, property management fee and utilities charge corresponding to such Leased Premises and all expenses arising out of such Leased Premises; and the rental and property management fee shall be paid to the Transferor by two installments respectively on the Closing Date and the expiry of one month after the Closing Date; other costs shall be settled and directly paid to the Transferor in a lump sum at the end of the use by Kankan. Upon expiry of two months after the Closing Date, Kankan shall vacate from such Leased Premises within three (3) Business Days; otherwise, the Transferor shall be entitled to independently dispose relevant office assets of Kankan inside such Leased Premises.

(3)	For Leased Premises relating to No.2 in Appendix X, the signing entity of the lessee to such lease agreement shall be changed into the Transferor prior to the Closing Date, and such Leased Premises will no longer be leased by Kankan.

(4)	For Leased Premises relating to No.3, 5, 7 and 8 in Appendix X, Kankan will no longer use the same and such Leased Premises shall be independently disposed by the Transferor.

(5)	In case of involving any change to the registered address, where such change of registered address cannot be completed prior to the Closing Date, the Parties shall complete such change within six (6) months after the Closing Date.

The Parties unanimously agree and confirm that, given that it needs communication with the lessor for changing the signing entity of the lessee to the tenancy contract relating to the Leased Premises, if such change cannot be completed prior to the Closing Date, the Parties shall negotiate to solve the same, and the Transferor shall not be deemed to have breached this Agreement.

Article 8          Target Business Files

8.1	Target Business Files

The Transferor shall prepare and keep appropriate and accurate files for the Target Business, including all certificates and licenses, seals, documents, accounting vouchers, agreements, contracts and files in connection with Kankan and the Target Business (“Target Business Files”), subject to the records in Appendix VI: List of Target Business Files, so that when Kankan transfers the Target Business, Kankan may continue in fully and validly carrying out the Target Business based on the information in such Files. For the avoidance of doubt, such Target Business Files shall be only related to the Target Business and do not include files and documents and other relevant materials that are not within the scope of transfer.

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8.2	Delivery

As of the Closing Date, the Transferor has delivered all Target Business Files to Kankan, subject to Appendix VI: List of Target Business Files.

Article 9          Representations and Warranties of the Parties

Each Party represents and warrants to Other Parties that, as of the Date of this Agreement and the Closing Date:

9.1	Capacity

It has necessary powers and authorities to execute and deliver this Agreement and other Closing Documents, and complete the transaction contemplated under the said Agreement and Documents.

9.2	Authority for Action

The execution and delivery of this Agreement and other Closing Documents, and the completion of the transactions contemplated under this Agreement and other Closing Documents have been duly authorized by all necessary actions, without any other procedure to authorize this Agreement or the completion of this Transaction.

9.3	Binding Agreement

This Agreement shall constitute legal, valid and binding obligations to the Parties and may be enforceable against them in accordance with its terms. Unless otherwise provided herein, the execution or performance of this Agreement and the completion of transactions hereunder do not require any consent, approval, order or authorization from any Governmental Authority or any third party, or any filing or registration with or any notice issued by, any Governmental Authority or any third party. The execution, delivery or performance of this Agreement does not conflict, violate or breach any provision of any contract, agreement, other legal arrangement, law or order, which is binding upon this Agreement.

9.4	Legal Incorporation and Valid Existing

Each Party further represents and warrants to the other Parties that:

(1)	It is a company duly incorporated and validly existing under the Applicable Laws, and in good standing;

(2)	It has necessary corporate powers and authorities to engage in the businesses it currently engages in, and to own, lease or operate its properties and assets; and

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(3)	It has necessary powers and approvals required for operating its assets and engaging in the business it currently engages in.

Article 10          Further Representations and Warranties of Transferor

From the Date of this Agreement to the Closing Date, in case of any update to the following representations and warranties of the Transferor, the Transferor shall timely disclose the same to the Transferee. Where such change belongs to any matter as explicitly expected to occur hereunder for the purpose of realizing this Transaction, it shall not be deemed as breach of contract by the Transferor. The Transferor hereby represents and warrants with respect to the transfer of the Target Business as follows, as of the Date of this Agreement and the Closing Date:

10.1	Transferred Assets

(1)	Ownership. The Transferor and/or its Related Parties own valid and transferrable ownership or other legal rights generating from the Business Contracts of the Transferred Assets and the registration fees or annual fees in connection with the software copyright, patent, etc. listed in Part II, Appendix I have all been paid. The Transferred Assets are not subject to any encumbrance or security interests or third party claim, and the Transferor and/or its Related Parties have the right to transfer the Transferred Assets to Kankan, except for those the Transferor has no right to transfer pursuant to the Business Contracts. Neither the ownership of the Transferor and/or its Related Parties over the Transferred Assets nor the transfer of the same to Kankan will violate any Applicable Laws or any third party interests. Unless otherwise agreed herein, the execution or delivery by the Transferor of this Agreement will not cause the Transferor to violate any license, sub-license or other agreement relating to the Transferred Assets.

(2)	Necessary Assets. The Transferred Assets constitute necessary and reasonably required assets for the organization, management, operation and exploration of the Target Business, and except for the Transferred Assets, there is no other asset that is necessary for the normal operation of the Target Business.

(3)	Status of the Transferred Assets. To the extent applicable, the Transferred Assets are in good and usable condition and generally comply with their proposed purposes.

(4)	Domain and Website Registration. The Transferor has completed and maintained all registration necessary to protect itself in connection with the Domain and relevant websites in accordance with the Applicable Laws at its own costs and there is no Governmental Authority to raise objection or express any issue to such registrations.

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(5)	Kankan.com Website, Mobile Client and Desktop Icon Client. The Transferor undertakes that for the kankan.com, mobile client and desktop icon client which relate to the Target Business and are handed over by it at the time of Closing, the Transferor or the Related Parties of the Transferor own the IPR of all main content therein, or have all necessary authorization to use, display, exhibit or publish such content at the time of Closing, except that such deficiency will have no material adverse effect on the Target Business. The use and transmission of all main content in kankan.com, mobile client and desktop icon client by the Transferor or the Related Parties of the Transferor on the Closing Date, including without limitation all texts, pictures and various video programs uploaded, will not infringe upon the IPR or other rights of any third party, and except as disclosed by the Transferor to Kankan and the Transferee (see Appendix VII: List of Litigations, which may be supplemented and updated by the Transferor as of the execution Date of this Agreement to the Closing Date), there is no third party instituting any legal proceedings against the content in kankan.com, mobile client and desktop icon client.

10.2	Business Contracts

(1)	Each Business Contract, the term of which has not expired, has full force during its term.

(2)	For all Business Contracts required to be transferred prior to the Closing Date, except as disclosed by the Transferor, the Transferor has performed all obligations as required by such contracts in material aspects and the Transferor has neither violated the main provisions of any Business Contracts nor received any notice for default, termination or the like relating to such Business Contracts from the counterparty of other Business Contracts.

(3)	The Business Contracts are all signed by the Transferor or the Related Parties of the Transferor.

10.3	Suppliers and Clients

To the knowledge of the Transferor after reasonable and prudent inquiry, there is no notice sent by any party or other client or supplier which is a party to any Business Contract required to be transferred prior to the Closing Date or in connection with the Target Business to the Transferor or Kankan stating its intention to reduce or cease the material business contact with the Transferor or Kankan, and no undertaking or intention expressed by the said party or other client or supplier to substantially reduce or terminate the material business with Kankan or the Transferor.

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10.4	Related Party Transaction

Currently there is no agreement or arrangement, whether it may be legally enforced or not, to which the Transferor is a party and whereby the incumbent or former directors of the Transferor or the Related Parties of the Transferor or of any of the said incumbent or former directors enjoy any interests and which may affect the Target Business or the Transferred Assets.

Except for the transactions proposed hereunder or under other Transaction Documents and except as disclosed by the Disclosure Letter under the Equity Transfer Agreement, there is no transaction, agreement, contract, undertaking or debtor-creditor relationship between the Transferor and its Related Parties and Kankan on the Closing Date. In the event that there is any payment or paying obligation and responsibility of Kankan to the Transferor or its Related Parties on the Closing Date, the Transferor shall, and shall procure its Related Parties to waive or exempt such obligations and responsibilities of Kankan.

10.5	Accounts Receivable and Accounts Payable

The accounts, financial records, Business Contracts and performance certificates corresponding to the Accounts Receivable and the Accounts Payable have all been duly held and duly kept by the Transferor. The amounts of the Accounts Receivable and the Accounts Payable have been recorded authentically, accurately and completely per the Applicable Laws and the requirements of the US Accounting Rules. The transactions corresponding to the Accounts Receivable and the Accounts Payable have no Business Contract or undertaking irrelevant to the Target Business or deviating from the normal business, and there is no false or untrue Business Contract or undertaking.

10.6	No Dispute

Except as disclosed in Appendix VII hereto, there is no pending civil or criminal demand, action, litigation, investigation or other legal proceedings with respect to the Transferred Assets, Business Contracts or Transferred Employees against the Transferor or Kankan; except as disclosed by the Transferor, there is no contractual provisions or court judgment or injunction that may restrict or affect the Transferred Assets known to the Transferor or Kankan; the execution and performance of this Agreement by the Transferor and the exercise of any rights hereunder by Kankan and/or Nesound will not violate any right, contract, judgment, decree or law binding upon the said Parties, the Transferred Assets or the Transferred Employees.

10.7	No Violation of Law

Except as disclosed by the Transferor, to the extent applicable to the Target Business, the Transferor has always complied and will continue complying with the Applicable Laws in material aspects. The Transferor has not violated any main contractual obligation in any material Business Contracts.

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10.8	Government Documents

All documents issued by any Governmental Authority which may have adverse effect on the performance by the Transferor of its obligations hereunder have been disclosed to Nesound.

10.9	Liquidation and Bankruptcy

The Transferor currently faces no liquidation or dissolution proceedings and has no reason to believe that it will face any liquidation or dissolution proceedings.

10.10	IPR

All IPRs currently owned by the Transferor and used for carrying out the Target Business conflicts with no rights of other parties. Unless otherwise agreed herein to or except as disclosed by the Transferor, the Transferor will not violate any license, sub-license or other agreement or any non-disclosure agreement to which it is a party or otherwise binding upon it due to its execution or delivery of this Agreement. Unless otherwise agreed herein or except as disclosed by the Transferor, for the exercise of the IPR by the Transferor or its successor, the Transferor is not obligated to pay money or consideration in other form to any third party, and no third party is entitled to obtain any money or consideration in other form in this regard. The transaction hereunder will not infringe upon, abuse or violate the IPR of any Person. For the IPR or IPR license acquired by Kankan and/or Nesound due to the transaction hereunder, the use of such IPR by Kankan and/or Nesound by means not violating the relevant agreements signed by it and the Applicable Laws will not be determined as infringement in any effective court judgment or legal proceedings and cause Kankan and/or Nesound to actually assume any losses. The Transferor has legal and contractual rights, ownership and interests over all data collected from the users that its Target Business serves or acquired by disclosure. The main aspect of the collection and use of the personal information of consumers by the Transferor complies with the Applicable Laws relating to its operation. To the knowledge of the Transferor after reasonable and prudent inquiry, for the IPR under this Article, no Person has instituted or will potentially institute any pending or closed litigation, claim or legal proceeding against its validity, enforceability or ownership.

10.11	No Contingent Liability and No Transfer of Debt

Except as otherwise stipulated herein and in other Transaction Documents, the execution and delivery of this Agreement and the completion of the transactions hereunder will not cause any type of liability, whether accrued, absolute, contingent, due, undue or others, and whether should be recorded or reflected in the balance sheet as prepared in accordance with the PRC Accounting Rules or not, to be transferred from the Transferor to Kankan, Nesound or any of its Related Parties prior to the Closing Date, including without limitation, the employment or Tax payment, or responsibility relating to the failure of the Transferred Assets to pass approval or complete the registration with the relevant Governmental Authority, or the failure of the Business Contracts to be transferred or replaced per this Agreement.

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10.12	Other Interests of Transferor

Neither the Transferor nor its Related Parties directly or indirectly has any interests in any business in competition with the Target Business.

10.13	Governmental Permit

Except for the registration and filing as agreed in Article 12.2 hereof, the approval, consent and authorization of the relevant Governmental Authority as required for completing this Transaction in accordance with the Applicable Law and the Transaction Documents and the necessary registration and filing with the relevant Governmental Authority have all been obtained.

Article 11          Transition Period and Post-closing Matters

11.1	Transition Committee

The Parties agree that within three Business Days as of the Date of this Agreement, the Transferor and Nesound shall jointly establish a transition committee (“Transition Committee”) to discuss the matters in relation to this Transaction for the purpose of ensuring the smooth hand-over and stable transition of the Target Business. The duration of the Transition Committee shall be from the Date of this Agreement to the Closing Date (“Transition Period”). The Transition Committee shall be composed of the representatives of the Transferor, Kankan and Nesound. The Parties agree that Nesound shall designate the financial principal and other principal to guide and supervise respectively the finance and operational management of Kankan and the Transferor shall provide reasonable cooperation and designate a person to actively coordinate with Nesound on the hand-over work.

11.2	Normal Business Operation

(1)	The Transferor undertakes that from the Date of this Agreement to the Closing Date, except for the purpose of implementation of this Transaction, it shall take the following actions:

(a)	Operate the Target Business in the way consistent with the past practices and prudent business practices and in compliance with the Applicable Laws;

(b)	Make reasonable efforts to ensure that the Transferred Employees and other employment forms, suppliers, clients and other persons with business connection with it continue providing services to Kankan;

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(c)	Maintain all Fixed Assets in normal operation and good maintenance conditions except for normal wear and tear and maintain and update the Intangible Assets;

(d)	Immediately inform Nesound of any circumstance leading to any substantial breach of any representations and warranties of the Transferor or other terms of this Agreement;

(2)	The Transferor undertakes that from the Date of this Agreement to the Closing Date, except for the purpose of implementation of this Transaction or with the consent of the Transition Committee which must include the consent of the representative designated by Nesound, it shall not, and shall procure its Related Parties not to take any of the following actions:

(a)	enter into any agreement or arrangement irrelevant to this Transaction or outside the normal business operation with Kankan;

(b)	terminate the operation of the Target Business or change the material part of its business acts;

(c)	dispose any part of the Transferred Assets, except for any disposal in the normal course of transaction and for the purpose of operating the Target Business or the related party transactions conducted for the satisfaction of the transaction conditions;

(d)	set or establish any encumbrance on any Transferred Assets or set or establish any encumbrance affecting the Transferred Assets;

(e)	make any amendment to the employment terms and conditions or employee benefits of any Transferred Employee, or employ or dismiss any Transferred Employee;

(f)	in terms of the nature, scope and method of the operation of the Target Business, in any way deviating from the normal business operation of the Target Business, including (without limitation):

(i)	enter into any abnormal or irregular contract or commitment which has material effect on the Target Business;

(ii)	enter into or offer to enter into any new contract with more than 100,000 Yuan of capital expenditure (except for accepting any bid which has been made) or submit any new bid with more than 100,000 Yuan of capital expenditure;

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(iii)	introduce new series or type of copyrighted content, product or service with respect to the Target Business;

(g)	Carry out or neglect in carrying out or procure or allow carrying out or neglecting in carrying out any act or matter that will lead to or may lead to any obligation, warranty and undertaking in violation of this Agreement and being restated on the Closing Date.

Notwithstanding anything herein, as for this Article 11.2, where Kankan takes any actions for the purpose of its normal business operation, including without limitation entering into or performing normal business contracts, which requires the consent of the Transition Committee, the representative designated by Nesound refuses to give consent or fails to act. The Transferor or Kankan may send a formal written notice to the representative of Nesound and in case that such representative fails to respond to this notice within five Business Days as of the sending date, it shall be deemed that the representative of Nesound has consented.

11.3	Further Assistance

(1)	The Transferor undertakes that within fifteen Business Days as of the Closing Date, it will independently or at the request of Nesound complete the adjustments and amendments to the user clauses and services of all websites, players, platforms, Networking Services Agreement of Xunlei and Member Services Terms of Xunlei in order to delete all content relating to Kankan.

(2)	The Transferor undertakes that within three months as of the Closing Date, it will thoroughly delete data in relation to the Transferred Assets and the Target Business, which will not be divulged or resold by itself or through its Related Affiliates or its agent, unless otherwise stipulated in the Transaction Documents, including without limitation the relevant data as agreed in the Collaboration and Non-competition Agreement.

(3)	For any reasonable request made by Nesound within six months as of the Closing Date requesting the Transferor to coordinate in realizing the normal operation of kankan.com website, Mobile Terminal and Desktop Icon Client, the Transferor shall provide active cooperation so as to smoothly realize the purchase of purchase of the Transferred Assets and the Target Business by Nesound.

(4)	Where Nesound makes any reasonable request within one year as of the Closing Date, the Transferor shall, and shall procure it and relevant Related Parties immediately sign, acknowledge and/or deliver any necessary guarantee or document so as to realize the rights of Kankan and Nesound over the Transferred Assets and the Target Business.

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(5)	On the Closing Date, for any conditions precedent to closing waived by the Transferee in advance in writing or those matters allowed to continue delivery or performance after the Closing Date hereunder, the Transferor shall complete delivery and transfer procedures within three months as of the Closing Date.

(6)	For those Transferred Assets which only require the acceptance by the Governmental Authority of application prior to the Closing Date as per Article 3.2 hereof, where the Transferor receives from the Governmental Authority any requirement on supplementing, amending application materials or refusal to handle registration procedures for transfer or change of ownership, it shall immediately notify Kankan in writing and cooperate with Kankan in supplementing and amending the application documents and resubmit such applications for change of ownership of the Transferred Assets with the Governmental Authority.

11.4	Transition Arrangement

Unless otherwise agreed herein, during the Transition Period, all revenues and expenditures of Kankan, including without limitation all revenues and expenditures relating to the Target Business, the Transferred Assets and the Transferred Employees shall all be enjoyed and assumed by the Transferor, and after the Closing Date, all revenues and expenditures of Kankan, including without limitation all revenues and expenditures relating to the Target Business, the Transferred Assets and the Transferred Employees shall all be enjoyed and assumed by Kankan and Nesound.

Article 12          Closing

12.1	Closing Conditions

The obligations of Nesound to pay the Second Installment of Price pursuant to Article 2.3 (2) hereof shall be dependent on the confirmation by Nesound of the satisfaction of or the written waiver by Nesound hereunder, the following conditions (each a “Closing Condition”) on or prior to the Closing Date:

(1)	the Parties to the Transaction Documents shall have duly executed and delivered the Transaction Documents which shall have come into legal effect and remain in full force on the Closing Date;

(2)	the Transferor shall have duly performed and complied with the requirements of the Transaction Documents and all closing conditions as agreed in the Equity Transfer Agreement shall also been satisfied or explicitly waived by the Transferor in writing;

(3)	from the Date of this Agreement to the Closing Date, there is no valid injunction, prohibition or law restricting or prohibiting the completion of the transaction hereunder;

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(4)	Pursuant to the Applicable Laws and any contract concluded by the Transferor, for the purpose of this Transaction, the notices and/or consents (if any) required to be sent to or obtained from the counterparty of the contract shall have been sent or obtained, and the Contract Transfer Agreements required to be signed shall have been signed and obtained, except for those agreements that are not required to be transferred in accordance with the provisions of the Transaction Documents;

(5)	The Transferor and Kankan shall have approved this Transaction and the Transaction Documents in accordance with the provisions of their constitutional documents, and such approvals shall remain in full force and effect on the Closing Date;

(6)	The representations and warranties made by the Transferor in Articles 9, 10.1, 10.4, 10.6, 10.8 to 10.13 hereunder shall be authentic and accurate on the Date of this Agreement, and remain authentic and accurate as of the Closing Date as if made on the Closing Date; except for the foregoing, other representations and warranties made by the Transferor in Article 9 hereunder shall be authentic and accurate in material aspects on the Date of this Agreement, and remain authentic and accurate as of the Closing Date as if made on the Closing Date;

(7)	the undertakings and all obligations hereunder of the Transferor, including without limitation that the Transferor shall have completed the transfer of or handled the transfer application procedures for Transferred Assets, Transferred Employees, Business Contracts and Target Business Files respectively pursuant to Articles 3, 4, 5 and 8 hereof and have submitted the detailed lists and relevant documents of the Accounts Receivable and the Accounts Payable prior to the Closing to Nesound pursuant to Article 6;

(8)	During the Transition Period, there is no event, transaction, condition or change which may have material adverse effect to the Target Business, copyrighted content database of the Transferred Assets, Fixed Assets and the basic stableness of the Transferred Employees and substantially impede the occurrence of closing, except for the event, transaction, condition or change caused by the fault of Nesound.

(9)	The Transferor shall have executed and delivered to Nesound the following documents (“Closing Documents”) on or prior to the Closing Date:

(a)	the Contract Transfer Agreement or other transfer instrument or novation arrangement recognized by Nesound of all Business Contracts (excluding those not required to be transferred as agreed to by the Parties upon negotiation) and the originals, photocopies, etc. in relation to the Business Contracts under Article 5.6;

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(b)	the documents evidencing the completion of hand-over of the Transferred Assets and the Target Business Files between the Transferor and Nesound or Kankan;

(c)	those intangible assets proposed to be transferred which are required to apply for approval, registration and filing with the Governmental Authority shall have been submitted application with the relevant Governmental Authority; where the Governmental Authority issues acceptance notice, such notice shall have been obtained; where the Governmental Authority does not issue acceptance notice, the representative jointly designated by Nesound and Kankan shall have accompanied and witnessed the submission onsite;

(d)	the Transferor shall have provided the detailed lists and payment progress of the Accounts Payable and Accounts Receivable;

(e)	the third party written consent documents (if applicable) as required for the effectiveness of this Transaction, excluding those issued by the shareholders of Nesound;

(f)	necessary resolutions by the shareholders’ meeting and the board of directors of the Transferor as required to approve this Transaction and other Transaction Documents;

(g)	labor contracts, non-compete and non-disclosure agreement consistent with the Applicable Laws and signed with the Transferred Employees and the documents evidencing the termination of labor relationship between the Transferred Employees and the Transferor;

(h)	The Transferor shall have provided to the Purchasor a confirmation letter on the Closing Conditions that is signed by the authorized representative of the Transferor and confirms the satisfaction of the said conditions above.

12.2	Satisfaction and Waiver

(1)	To the extent permissible under the Applicable Laws, Nesound and the Transferor may, in writing, waive agreement, waive a certain Closing Condition, and stipulate the time during which the Transferor shall complete the obligation relating to such waived Closing Condition therein.

(2)	Notwithstanding the foregoing, where the Transferor believes all the Closing Conditions have been satisfied except for those waived in accordance with Article 12.2 (1), the Transferor shall issue a notice for completion of the Closing Conditions to Nesound together with all evidencing documents.

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(3)	Nesound shall review the relevant documents within five Business Days upon its receipt of the notice for completion of the Closing Conditions:

(a)	In case of no objection by Nesound, Nesound shall notify by written letter the Transferor to confirm that the Closing Conditions have all been satisfied, the sending date of which shall be the “Date of Satisfaction of Conditions”.

(b)	In case of objection by Nesound, Nesound may opt to (a) demand the Transferor to take further actions or provide further documents until Nesound confirms the satisfaction of all Closing Conditions, then Nesound shall notify its confirmation by written letter to the Transferor, the sending date of which shall be the “Date of Satisfaction of Conditions”, or (b) demand the Transferor to sign a waiver agreement of Closing Conditions with Nesound, and the execution date thereof shall be the “Date of Satisfaction of Conditions”.

(c)	Where the Transferor has already completed the Closing Conditions other than those stated in Articles 12.1 (7) and 12.1 (9), and completed 80% of the Closing Conditions as stated in Articles 12.1 (7) and 12.1 (9) (except that the 80% principle shall not apply to the items indicated as “Material Assets”, “Material Agreements” and “Material Certificates and Licenses” in Appendix I, Appendix III and Appendix VI which must have been delivered and transferred), Nesound shall not unreasonably delay in delivering the written confirmation for closing to the Transferor. Within three Business Days as of the satisfaction of the above conditions, Nesound shall pay the Second Installment of Price to the Transferor.

12.3	Closing Date

After the Date of Satisfaction of Conditions, the Parties shall proactively complete the actions stated in Article 12.2 hereof and shall agree on a certain date as the “Closing Date” which shall not be later than the fifth Business Day as of the Date of Satisfaction of Conditions. The Parties unanimously confirm that the Closing Date shall be preliminarily set as May 31, 2015. For the avoidance of doubt, the closing hereunder shall only occur after the occurrence of the closing under the Equity Transfer Agreement.

12.4	Termination Date

The Parties shall make best efforts to ensure all Closing Conditions be satisfied within 6 months as of the Date of this Agreement. Such period may be extended upon written agreement by the Parties.

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Article 13           Breach of Contract and Indemnity

13.1	Breach of Contract

This Agreement shall be binding upon the Parties once effective. Where any Party breaches any representation, warranty or other obligation hereunder, or such representation or warranty contains any false, misleading or inaccurate information which causes any harm to the other Party, or where any Party’s breach results in the non-performance or partial performance of this Agreement, all economic liabilities and legal liabilities arising out thereof shall be assumed by the breaching Party and the breaching Party shall indemnify the losses caused to Other Parties.

13.2	Transferor’s Indemnity

The Transferor further undertakes to indemnify, defend and hold Nesound, Kankan and their Related Parties harmless against relevant losses, debts, taxes, damages, judgments, compensation, penalties and reasonable costs and expenses in connection therewith suffered by the Transferee arising out of or in connection with the acts of the Transferor (except for those related to the nonfeasance of Nesound upon Closing), which include but not limited to the following:

(1)	Failure to obtain the approvals, consents or authorizations from Governmental Authority as required for the completion of the transaction provided hereunder and the Target Business and the Transferred Assets on or before the Closing Date and which shall be on part of the Transferor in accordance with the provisions of this Agreement, or to complete all required registration and filing, including but not limited to any necessary approval and registration of the Target Business by the Governmental Authority;

(2)	Any third party claim, litigation, administrative or judicial investment or other proceeding initiated against any Party prior to the Closing Date and relating to the Target Business, which may have adverse effect on the execution and performance of this Agreement, including but not limited to any relevant fine or punishment, or any other type of liability in connection with the Transferred Assets and the transfer or alienation thereof (as the case may be);

(3)	All obligations and legal liabilities arising out of or in connection with the Target Business or the Transferred Assets due to causes prior to the Closing Date (including but not limited to third party claim, tax liability, administrative charge and fine and other payment obligations provided in the Applicable Laws, whether such claim or legal liability is happened after the Closing Date or not);

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(4)	Any actual or alleged infringement upon any third party IPR or any other right by the Transferor in connection with the Target Business and prior to the Closing Date (including but not limited to any copyright infringement upon the relevant videos, photos or texts on the website of kankan.com, Mobile Client and Desktop Client), or failure to timely eliminate the content of such infringement or alleged infringement;

(5)	Any breach of the representations and warranties under Article 8 and Article 9 hereof; and

(6)	Any breach of other terms of this Agreement and other Transaction Documents.

Notwithstanding the foregoing:

(1)	Where any representation or warranty set forth in Article 10 hereof is proved to be inauthentic or inaccurate, but such inauthentic or inaccurate representation or warranty does not cause any loss to Nesound and Kankan, the Transferor shall not be required to make any compensation to Nesound;

(2)	Where the Transferor breaches any obligation or liability provided herein (including but not limited to the obligation on representation and warranty as provided in Article 10 hereof) which causes any loss to the Transferee, the Transferor shall only be liable for any claim request made by the Transferee within twenty four (24) months after the Closing Date; and

(3)	The Transferor is not required to make any repeated compensation to the Other Parties to this Agreement for the same breach.

13.3	Nesound’s Indemnity

From and after the date of this Agreement, Nesound shall indemnify, defend, protect and hold the Transferor harmless against any loss incurred due to or resulting from or relating to (a) any breach of Nesound’s representation and warranty and (b) any breach of covenant or undertaking which shall be performed by Nesound as set forth in this Agreement and other Transaction Documents, by Nesound.

In particular, where Nesound fails to timely pay the Consideration to the Transferor in accordance with the provisions of Article 2.3 hereof, then for each day in delay, Nesound shall pay 0.02% of the payable amount in delay to the Transferor as late interest.

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Article 14          Termination

14.1	Termination Event

Unless otherwise provided herein, this Agreement may be terminated at the time or prior to the Closing under the following circumstances:

(1)	With the unanimous written consent of the Transferor and Nesound; or

(2)	Where the court with jurisdiction or any Governmental Authority issues any order, decree, judgment or takes any other measures to permanently impede, restrict or prohibit the transaction contemplated hereunder, or determine the substantial part of the Target Business carried out in the current way as illegal, then the Transferor or Nesound may terminate this Agreement.

14.2	Termination Procedure

Where the Transferor or Nesound terminates this Agreement in accordance with Article 14.1, a written notice shall be immediately issued the Other Parties in accordance with Article 17.1, and the transaction contemplated hereunder shall be terminated with such notice, without any further action of any Party.

14.3	Effect of Termination

The termination of this Agreement will not affect any right or obligation already occurred prior to such termination, provided that no provision hereof may release any Party from any liability incurred prior to the termination of this Agreement.

Article 15          Confidentiality

15.1	Confidentiality

(1)	Neither Party shall, nor shall cause its Related Parties, shareholders, directors, senior executives, employees, representatives or agents to, directly or indirectly disclose the existence of the Transaction Documents or any information on the Transaction (including any information obtained by such Party when participating in the negotiation and execution of the Transaction), unless (a) with the prior written consent of the Disclosing Party, or (b) such information is required to be disclosed under the Applicable Laws and is only disclosed to the necessary extent conforming to any rule or policy of any stock exchange or such Applicable Laws; provided that the disclosing Party shall issue an immediate written notice to the non-Disclosing Party about its disclosure need, so that the non-Disclosing Party may, to the extent permitted by the then circumstance, have reasonable opportunity to: (a) obtain any protection order or other form of protection to avoid disclosure, and (b) give advice on the words and content of such disclosure.

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(2)	Notwithstanding the foregoing, the Parties shall be entitled to disclose the existence of this Agreement, the Transaction and other matters to the corresponding banks and the accountants and legal counsels retained by them and their business partners and employees within necessary scope, provided that the individuals or entities who knows such information shall have agreed to assume confidentiality obligation equivalent to those provided herein.

(3)	Without prior written consent of the other Parties of this Agreement, neither Party may disclose matters or information relating to this Transaction on any press conference, industry or professional media, marketing materials and other media to any third party or the public; where a Party indeed needs to make such disclosure to any third party or the public, the content of its disclosure shall be first recognized by other Parties hereto in writing.

(4)	Upon termination of this Agreement, the confidentiality obligation shall survive and remain in full force and effect.

15.2	Exception

If the Receiving Party can prove the following circumstances, the said restriction shall not apply to the corresponding part of the Confidential Information:

(1)	Where it was known by the Receiving Party without assuming any confidentiality obligation;

(2)	Where such information is obtained after the Date of this Agreement from any third party that legally owns Confidential Information, without breaching any contractual or legal obligation binding upon the Disclosing Party for such information;

(3)	Where is or becomes a part of the public domain other than the fault of the Receiving Party;

(4)	Where is independently confirmed or obtained by the Receiving Party or its employees;

(5)	Where is required for disclosure by any law, regulation, administrative or judicial act, provided that the Receiving Party shall immediately notify the Disclosing Party upon receipt of notice of such disclosure so that the Disclosing Party may have the opportunity to seek for any other legal remedial measures to maintain the confidentiality of the Confidential Information; or

(6)	Where is approved to be published with written authorization of the Disclosing Party.

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Article 16          Governing Law and Dispute Resolution

16.1	Governing Law

The execution, validity, interpretation and performance of this Agreement and the resolution of any dispute hereunder shall be governed by the PRC laws.

16.2	Arbitration

(1)	In case of any dispute arising out of the interpretation or implementation of this Agreement, the Parties shall first attempt to solve such dispute through friendly negotiation. Where the dispute cannot be solved through negotiation within sixty days after a Party serves the written notice on demanding commencement of negotiation to the Other Parties, then either Party may submit the dispute to the China International Economic and Trade Arbitration Commission, South China Sub-Commission for arbitration, and the relevant Parties agree to entrust the chairman of the Commission to appoint one arbitrator to arbitrate the dispute in Shenzhen in accordance with the rules of the Commission then in force. The arbitration award shall be final and binding upon the Parties and may not be appealed. The arbitration fee shall be borne by the defeating party, unless otherwise provided by the arbitration award.

(2)	In case of any dispute and during the arbitration of any dispute, except for the disputed matters or obligations which may refuse to perform under Applicable Laws, the Parties shall continue exercising their respective other rights hereunder and performing their respective other obligations hereunder.

Article 17          Notice

17.1	Notice

All notices and correspondences between the Parties shall be made in writing and written in Chinese, and delivered to the following corresponding correspondence addresses by fax with transmission confirmation or courier service:

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Nesound:	Beijing Nesound International Media Corp., Ltd.
	Attn:	GU Feng
	Fax:	010-88594185
	Address:	Room 601, 6/F, Hezhan Mansion, No.79 Banjing Road, Haidian District, Beijing (registered address)
Transferor:	Shenzhen Xunlei Networking Technologies Co., Ltd.
	Attn:	HUANG Peng
	Fax:	0755- 26035777
	Address:	7&8/F, No.11 Building, Shenzhen Software Park Phase II, Keji Mid. 2nd Road, Nanshan District, Shenzhen
Kankan	Shenzhen Xunlei Kankan Information Technologies Co., Ltd.
	Attn:	General Manager HAO
	Fax:	0755- 26035777
	Address:	Room 701, No.11 Building, Shenzhen Software Park Phase II, Keji Mid. 2nd Road, Nanshan District, Shenzhen

17.2	Time

Any notice or correspondence shall be deemed to have been received at the following time:

(1)	In case of sent by fax with transmission confirmation, the time indicated on the corresponding transmission record, provided that if the sending time is after 5:00 p.m. in the afternoon at the place of receipt or on a non-Business Day, the date of receipt shall be deemed as the next Business Day at the place of receipt; or

(2)	In case of sent by courier service, the date of signature for receipt by the receiving Party or its process agent at the address of such Party.

Article 18          Miscellaneous

18.1	Effectiveness

This Agreement shall become effective from the Date of this Agreement.

18.2	Termination of Acquisition Framework Agreement

The Parties unanimously agree that, from the effective date of this Agreement, the Acquisition Framework Agreement shall become automatically terminated and invalid.

18.3	Taxes

The fees of the Parties incurred by retaining outside counsels, accountants and other consultants shall be respectively borne by the Transferor and Nesound. If this Transaction is successfully completed, KanKan is not required to pay any agency fee or consulting fee for this Transaction. The Parties shall respectively bear the Tax, costs and fees arising out of the execution and performance of this Agreement.

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18.4	Entire Agreement

This Agreement and other Transaction Documents constitute all agreement among the Parties with respect to the subject matter of this Agreement. In case of any conflict with any previous oral or written agreement of the Parties, this Agreement shall prevail. Any modification to this Agreement must be made in written form agreed by the Parties.

18.5	Amendment

Any amendment to this Agreement may only become effective after each Party signs a written agreement for that.

18.6	Assignment

Without prior written consent of the other Parties, neither Party may assign all or part of its rights and obligations hereunder to any third party. Provided that Nesound may, by notifying the Transferor five (5) Business Days in advance in writing, assign all or part of its rights and obligations hereunder to its Related Party to enjoy and assume the same (in which case, Nesound shall assume the joint and several liability for the obligations of its Related Party under the Transaction Documents).

18.7	Succession

This Agreement shall be binding upon the Parties and their successors and permitted assigns, and shall be inure to the Parties and each of their successors and permitted assigns.

18.8	Waiver

The failure of any Party hereto to exercise or timely exercise any of its rights, powers or remedies hereunder shall not be deemed as a waiver, and any single or partial exercise shall not preclude any other further exercise or preclude other exercise or exercise of any other rights, powers or remedies. Moreover, the waiver of any Party hereto to hold the breaching Party accountable for any breach shall not be deemed as such Party’s waiver of any right to hold the breaching Party accountable for any other breach subsequently occurred.

18.9	Severability

All obligations hereunder shall be deemed as separate obligations and be enforceable, and where any or several obligations hereunder cannot be enforced, the enforceability of other obligations shall not be affected. Where this Agreement is unenforceable against any Party, it shall not affect the enforceability of this Agreement between other Parties. Where any or several provisions in this Agreement or other Transaction Documents and their auxiliary documents is held to be invalid, illegal or unenforceable in any aspect under any Applicable Laws, or where the Governmental Authority demands any revision thereto, the validity, legality and enforceability of the remaining provisions shall not be thereby affected or damaged in any aspect. The Parties shall, through good faith negotiation, make efforts to replace such invalid, illegal or unenforceable provisions with valid provisions, and the economic effects produced by such valid provisions shall be close to the economic effects of such invalid, illegal or unenforceable provisions as much as possible.

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18.10	Appendices

The appendices to this Agreement shall be integral parts of this Agreement and mutually supplementary to the body of this Agreement and shall have the same legal force with this Agreement.

18.11	Counterpart

This Agreement shall be made in triplicate, with each Party holding one copy with the same legal force. The signed copy includes the copy sent by fax or telex, and each copy shall be deemed as original, but all signed copies shall together be deemed as one and the same instrument.

(The remainder of this page is intentionally left blank.)

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In Witness Whereof, the Parties have caused this Agreement to be executed by their duly authorized representatives on the date first written above.

Beijing Nesound International Media Corp., Ltd.

By:	/s/ LIU Wenwu
Name:	LIU Wenwu
Position:	Legal Representative

In Witness Whereof, the Parties have caused this Agreement to be executed by their duly authorized representatives on the date first written above.

Shenzhen Xunlei Networking Technologies Co., Ltd.

By:	/s/ ZOU Shenglong
Name:	ZOU Shenglong
Position:	Legal Representative

In Witness Whereof, the Parties have caused this Agreement to be executed by their duly authorized representatives on the date first written above.

Shenzhen Xunlei Kankan Information Technologies Co., Ltd.

By:	/s/ JIN Hui
Name:	JIN Hui
Position:	Legal Representative